Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(Incorporated in Bermuda with limited liability)

(Stock Code: 100)

ANNOUNCEMENT PURSUANT TO RULE 3.7 OF

THE TAKEOVERS CODE; AND

RULE 13.09 OF THE LISTING RULES; AND

INSIDE INFORMATION PROVISIONS UNDER PART XIVA OF

THE SECURITIES AND FUTURES ORDINANCE

This announcement is made by the Company pursuant to Rule 3.7 of the Takeovers Code, Rule 13.09 of Listing Rules and the Inside Information Provision (as defined under the Listing Rules) under Part XIVA of the SFO. The Company has noted significant increases in the price of the Shares on November 28, 2019 and November 29, 2019, and would like to clarify as follows.

POTENTIAL TRANSACTION

The Company has made enquiries with its controlling shareholder, CCOH and, in response, has been informed by CCOH that CCOH is conducting a preliminary strategic review of its stake of approximately 50.91% in the Company, which may or may not lead to a sale of all or part of its Shares in the Company (the “Potential Transaction”). As of the date of this announcement, no decision has been made by CCOH and no definitive agreement has been entered into with any party to implement the Potential Transaction.

Apart from CCOH’s strategic review, the directors of the Company confirm that they are not aware of any other reason for the price movement or of any information which must be announced to avoid a false market in the Shares or of any inside information that needs to be disclosed under Part XIVA of the SFO.

MONTHLY UPDATE

In accordance with Rule 3.7 of the Takeovers Code, the Company will make monthly announcement(s) setting out the progress of the aforesaid review until an announcement of a firm intention to make an offer under Rule 3.5 of the Takeovers Code or of a decision not to proceed with an offer is made. Further announcement(s) will be made by the Company as and when appropriate or required in accordance with the Listing Rules and the Takeovers Code (as the case may be).

* For identification purposes only

DEALING DISCLOSURE

For the purposes of the Takeovers Code, the offer period commenced on the date of this announcement, being November 29, 2019.

In accordance with Rule 3.8 of the Takeovers Code, as of the date of this announcement, the Company has (i) a total of 541,700,500 Shares in issue; and (ii) 5,283,000 outstanding share options of the Company granted under the share option scheme adopted by the Company on 13 May 2009 and subsequently amended on June 1, 2012, which may be exercised for an issue of 5,283,000 additional Shares at a price of HK$9.54 per option (in respect of 3,800,000 share options) and HK$8.99 per option (in respect of 1,483,000 share options) by the holders of the share options. Save as disclosed above, the Company has no other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) as of the date of this announcement.

The associates (within the meaning ascribed thereto under the Takeovers Code, including but not limited to any person holding 5% or more of a class of relevant securities) of the Company are hereby reminded to disclose their dealings in the relevant securities of the Company under Rule 22 of the Takeovers Code.

RESPONSIBILITIES OF STOCKBROKERS, BANKS AND OTHER INTERMEDIARIES

In accordance with Rule 3.8 of the Takeovers Code, reproduced below is the full text of Note 11 to Rule 22 of the Takeovers Code:

“Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates of an offeror or the offeree company and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than $1 million.

This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.”

Shareholders and potential investors should be aware that there is no assurance that the Potential Transaction will proceed. Shareholders and potential investors are therefore advised to exercise caution when dealing in the Shares and/or other securities of the Company, and if they are in any doubt about their position, they should consult their professional adviser(s).

DEFINITIONS

“Board”	the board of directors of the Company

“CCOH”	Clear Channel Outdoor Holdings, Inc., a company incorporated in Delaware, United States of America, the shares of which are listed on the New York Stock Exchange (Stock Code: CCO)

“Company”	Clear Media Limited (白馬戶外媒體有限公司), a company incorporated in Bermuda with limited liability, the Shares of which are currently listed on the main board of The Stock Exchange of Hong Kong Limited (Stock Code: 100)

“Executive”	the Executive Director of the Corporate Finance Division of the Securities and Futures Commission or any delegate thereof

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited

“SFO”	The Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Shares”	ordinary shares of the Company with a nominal value of HK$0.10 each

“Takeovers Code”	The Hong Kong Code on Takeovers and Mergers

By order of the Board of
Clear Media Limited
Jeffrey Yip
Company Secretary

Hong Kong, November 29, 2019

As at the date of this announcement, the directors of the Company are:

Executive Directors:	Independent Non-executive Directors:
Mr. Joseph Tcheng	Mr. Robert Gazzi
Mr. Han Zi Jing	Mr. Wang Shou Zhi
Mr. Zhang Huai Jun	Mr. Thomas Manning
Mr. Christopher THOMAS

Non-executive Directors:	Alternate Directors:
Mr. William Eccleshare	Mr. Zou Nan Feng
Mr. Peter Cosgrove	(Alternate to Mr. Zhang Huai Jun)
Mr. Zhu Jia	Mr. Adam Tow
Mr. Michael Saunter	(Alternate to Mr. William Eccleshare)

The directors of the Company jointly and severally accept full responsibility for accuracy of the information contained in this announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.

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